Exhibit 99.1

Mattersight Provides Business Update

CHICAGO, IL, July 15, 2014 – Mattersight Corporation (NASDAQ: MATR), a leading provider of enterprise analytics, today announced preliminary bookings, revenues and pilot results for the second quarter ended June 30, 2014.

Incremental ACV Bookings and Book of Business

•	Q2 incremental ACV bookings were $3.8 million

•	Rolling four quarter incremental ACV bookings were $13.0 million, up 55% on a year over year basis

•	Rolling four quarter incremental ACV bookings from existing accounts were up 52% on a year over year basis

•	Rolling four quarter incremental ACV bookings from new accounts (i.e. customers for which Mattersight has recorded subscription revenues for less than one year) were up 72% on a year over year basis

•	Q2 ending quarterly book of business was $8.7 million (~$35 million on an annualized basis), up 9% sequentially

Revenues

•	Q2 revenues were $7.3 million, up 5% sequentially and up 14% year over year, excluding the Vangent/GDIT contract (the difference between quarterly book of business and quarterly revenues is contracted revenues currently being deployed)

•	Q2 revenues from existing clients were up 15% year over year, excluding the Vangent/GDIT contract

•	Q2 subscription revenues were 86% of total revenues, up 450 basis points year over year, excluding the Vangent/GDIT contract

Pilots and Pilot Conversions

•	21 new pilots were signed in the second quarter, including 20 new Predictive Behavioral Routing (PBR) pilots

•	Q2 ending pilots were a record 79, up 259% year over year, with an estimated follow on contract value of a record $39 million, up 229% year over year

•	The Q2 ending pilots were comprised as follows: 19 PBR appliance pilots; 15 performance management and other analytics pilots; and 45 PBR impact analysis pilots

•	3 pilots (all PBR) were converted in Q2

•	A record 9 pilots have been converted the last four quarters, up 50% year over year

Mattersight will hold its second quarter conference call on August 6, 2014.

About Mattersight

Mattersight is a leader in enterprise analytics focused on customer and employee interactions and behaviors. Mattersight® Behavioral Analytics captures and analyzes customer and employee interactions, employee desktop data and other contextual information to optimally route customers to the best available employee, improve operational performance, and predict future customer and employee outcomes. Mattersight’s analytics are based on millions of proprietary algorithms and the application of unique behavioral models. The company’s SaaS+ delivery model combines analytics in the cloud with deep customer partnerships to drive significant business value. Mattersight’s solutions are used by leading companies in Healthcare, Insurance, Financial Services, Telecommunications, Cable, Utilities, Education, Hospitality and Government. See What Matters™ by visiting www.Mattersight.com.

Contact

Mark Iserloth

Vice President and Chief Financial Officer

312.454.3616

ir@mattersight.com